Alico, Inc. Reports Fourth Quarter and Annual Earnings

La Belle, FL., November 28, 2006 -- Alico, Inc., (NASDAQ: ALCO) a land management company, announced net earnings for the fourth quarter of fiscal year 2006 of $109 thousand, or $0.02 per share, compared with net earnings of $2.5 million, or $0.34 per share, during the fourth quarter of fiscal year 2005. For the year ended August 31, 2006, net earnings were $6.5 million, or $0.88 per share, compared with $6.1 million, or $0.83 per share, during the fiscal year ended August 31, 2005. The current year results were impacted by an accrual of $3.3 million related to ongoing IRS audits.

Operating revenues during the fourth quarter of fiscal year 2006 totaled $14.6 million, compared with $9.2 million for the fourth quarter of fiscal year 2005. Operating revenues for the fiscal year 2006 were $77.4 million compared with $55.5 million for the fiscal year 2005. The increase was primarily due to increased operating revenues from agricultural operations.

John R. Alexander, Chairman and Chief Executive Officer, noted, “The increase in net earnings for the fiscal year ended August 31, 2006 was due to increased interest and investment income and increased income from operations compared with the same period a year ago. For the fiscal year ended August 31, 2006, interest and investment income totaled $9.1 million compared with $4.4 million in the prior year, due to gains realized from security trades and interest accrued on a mortgage note. Income from operations increased primarily due to the receipt of reimbursements from the USDA in connection with citrus canker eradication efforts. These reimbursements totaled $2.9 million during fiscal year 2006.”

Addressing the divisional results for the fiscal year ended, Mr. Alexander noted that:

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The Company’s Bowen Brothers subsidiary generated revenues of $30.9 million and expenses of $31.1 million for the period from the date of acquisition to August 31, 2006. The resulting loss of $0.2 million was related to the amortization of intangible assets acquired in the purchase.

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The Citrus Groves division recorded a gross profit of $7.6 million for the fiscal year ended August 31, 2006 compared with $6.2 million in the prior year. A reduced supply of citrus during fiscal year 2006 resulted in increased prices for citrus products when compared with fiscal year 2005.

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The Sugarcane division generated a gross profit of $0.4 million in fiscal year 2006 compared with $0.5 million during fiscal year 2005. A reduced harvest during fiscal year 2006 compared with fiscal year 2005 was the primary cause for the decrease. The reduced harvest was related to damage incurred from a hurricane during fiscal year 2006.

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The Cattle division recorded a gross profit of $0.8 million in fiscal year 2006 compared with $2.1 million in fiscal year 2005. Fewer cattle were sold in fiscal year 2006 than in fiscal year 2005 causing the decreased gross profit. In order to take advantage of favorable market conditions, a portion of the cattle that would have normally been sold in fiscal year 2006 were sold in fiscal year 2005.

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The Company’s Plant World Subsidiary generated a loss of $1.1 million in fiscal year 2006 compared with a profit of $0.5 million in fiscal year 2005. The loss resulted from a combination of inventory write-downs, increased delivery costs, hurricane damage and low margins per unit. Beginning in fiscal year 2007, Plant World is expanding into several ornamental varieties of plants with higher profit margins per unit. Plant World has also changed its pricing policies, particularly with regards to delivered prices for vegetable transplants.

•	Alico began farming sweet corn and beans in fiscal year 2006. In its initial year of operations, the vegetable segment generated revenue of $2.4 million and a gross profit of $1.0 million.

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The remainder of the Company’s agricultural operations including the sale of sod and native plants for landscaping combined to produce a profit of $0.8 million in fiscal year 2006 compared with a profit of $0.2 million in fiscal year 2005.

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The Company’s non agricultural operations, which includes retail land sales, land leasing and rentals, and mining combined to produce a profit of $1.9 million in fiscal year 2006 compared with a profit of $4.8 million in fiscal year 2005. The Company’s income from mining operations were reduced in fiscal 2006 compared with fiscal 2005, due to the sale of the primary mining location at the end of fiscal year 2005.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 136,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including citrus fruit production, harvesting and marketing, vegetable production, cattle ranching, sugarcane, sod production, rock mining, vegetable seedling greenhouse operations and forestry. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.